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                                    AGREEMENT


1. This Agreement is effective as a full and binding agreement upon signatures of the parties and or their agents. On full execution of this agreement, Paul will pay to the Plaintiffs 1.5 million dollars ("Payment"). The Payment shall be credited to a reduction of the principal amount of the Judgment in Maricopa County Case CV-88-21039 ("Judgment").

2. If the Judgment has not been paid within 120 days after the below date, Paul shall then take reasonable steps to demand that the Company pay off the Judgment pursuant to his rights of indemnification. If needed, this shall consist of an immediate demand for indemnification, litigation or arbitration if the demand is denied, and appeal of any litigation if appropriate. Plaintiff shall cooperate with Paul in such pursuit.

3. Paul may seek a ruling that this Agreement represents a good faith settlement which bars any claims for indemnification or contribution against him relating to the Judgment ("Good Faith Finding"). Paul may decide in his sole discretion when and if to seek a Good Faith Finding. Plaintiffs shall cooperate in seeking such Finding.

4. Upon execution of this Agreement, Plaintiff shall release any and all execution of the Judgment against Paul or his property. Upon satisfaction of the Judgment from any source, Plaintiffs shall execute and file a satisfaction of the Judgment. In consideration of the foregoing, no interest shall accrue or be payable by Paul personally, or Paul's assets, under the Judgment for any period.

5. Except as set forth, nothing herein releases nor creates rights in third parties who have not signed this Agreement. The Agreement does not affect the rights of parties to this Agreement against third parties who are not parties to this Agreement. The parties will execute further documents appropriate to carry out this Agreement.

DATED THIS 25TH DAY OF APRIL, 1995.



/s/ L. S. Shoen                                   /s/ Gil Shaw
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L. S. Shoen, for and on behalf of all             Gil Shaw, attorney
Plaintiffs                                        for L.S. Shoen et al



/s/ Paul Shoen
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Paul Shoen